Exhibit 10.17

CONSULTING AGREEMENT

DATED AS OF JULY 16, 2013

BY AND BETWEEN

INFINITY RESOURCES HOLDINGS CORP. (IRHC)

AND

JEFF FORTE

CONSULTING AGREEMENT

CONSULTING AGREEMENT (this “Agreement”), dated as of July 16, 2013, by and between INFINITY RESOURCES HOLDINGS CORP. (IRHC), a Nevada corporation (“Employer”), and JEFF FORTE (“Consultant”).

WHEREAS, pursuant to a separate agreement, Employer has acquired Consultant’s interest in Quest Resource Management Group LLC (“Quest”), for which Consultant had been the working; and

WHEREAS, Employer desires Consultant to provide services to Employer as Special Projects Consultant, and Consultant desires to do so, upon the terms and conditions contained herein.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants set forth in this Agreement, the parties hereto agree as follows:

1. Engagement.

Employer hereby engages, and Consultant hereby accepts engagement, as a part-time employee of Employer and of such affiliates of Employer as Employer shall designate and in such other capacities and for such other duties and services as shall from time to time be mutually agreed upon by Employer and Consultant. Consultant shall report to the Chief Executive Officer of Employer.

2. Part Time Occupation and Other Activities.

Consultant shall devote Consultant’s business time, attention, and efforts to the performance of Consultant’s duties under this Agreement for no fewer than twenty (20) hours of work per month; shall serve Employer faithfully and diligently; and shall not engage in any other employment or other business activities that would result in a conflict of interest or compete in any way with Employer while engaged by Employer. Any other work performed by Consultant for any other entity, business, individual, or concern must be approved by the Chief Executive Officer of Employer in advance of Consultant taking on that work. Consultant agrees to comply with all of Employer’s policies in effect from time to time and to comply with all laws, rules, and regulations, including, but not limited to, those specifically applicable to Employer. Consultant agrees to travel as necessary to perform his duties under this Agreement.

3. Compensation and other Benefits During Term of Engagement.

(a) Compensation. Employer shall pay to Consultant compensation of $25,000 per annum to be paid in equal monthly installments, or in such other periodic installments upon which Employer and Consultant shall mutually agree, according to the regular payroll practices of Employer, and subject to applicable, authorized, and legally required deductions, withholdings, and taxes. By action and in the sole discretion of the Board of Directors of Employer the compensation will be subject to annual review and may be increased, but not decreased without Consultant’s written approval, based on performance of Consultant.

(b) Fringe Benefits. Consultant may participate in any group insurance, pension, retirement, vacation, expense reimbursement, and other plans, programs, and benefits approved by the Board of Directors or a duly constituted committee of the Board of Directors and made available from time to time to part-time employees of Employer generally during the term of Consultant’s engagement hereunder, subject to any limitations of such benefit plans based on the part-time status of Consultant. The foregoing shall not obligate Employer to adopt or maintain any particular plan, program, or benefit.

(c) Vacation. Consultant is not entitled to a paid vacation.

(d) Reimbursement for Business Expenses. Employer shall reimburse Consultant for all travel, entertainment, and other ordinary and necessary business expenses incurred by Consultant in connection with the business of Employer and Consultant’s duties under this Agreement; provided, however, that Consultant shall not incur such expenses in an amount in excess of $500 during any month without written authorization from Employer. The term “business expenses” shall not include any item not deductible in whole or in part by Employer for federal income tax purposes. To obtain reimbursement, Consultant shall submit to Employer receipts, bills, or sales slips for the expenses incurred. Reimbursements shall be made by Employer monthly within ten (10) days of presentation by Consultant of evidence of the expenses incurred.

4. Term of Engagement.

(a) Engagement Term. The term of engagement under this Agreement shall be for a period commencing as of the date of this Agreement and continuing until the date that is twelve (12) months from the date of this Agreement (the “Engagement Term”), unless earlier terminated pursuant to Section 4(b) below.

(b) Termination Under Certain Circumstances. Notwithstanding anything to the contrary herein contained:

(i) Death. Consultant’s engagement shall be automatically terminated, without notice, effective upon the date of Consultant’s death.

(ii) Disability. If Consultant shall fail, for a period of more than thirty (30) consecutive days, or for thirty (30) days within any 60-day period, to perform any of Consultant’s duties under this Agreement as the result of illness or other incapacity, Employer, at its option, in its sole discretion, and upon written notice to Consultant, may terminate Consultant’s engagement effective on the date of that notice, or at any other date as specified in the notice.

(iii) Unilateral Decision of Employer. Employer, at its option and in its sole discretion, upon written notice to Consultant, may terminate Consultant’s engagement effective on the date of that notice or at any other date as specified in the notice.

(iv) Unilateral Decision by Consultant. Consultant, at Consultant’s option and upon written notice to Employer, may terminate Consultant’s engagement effective on the date of that notice or at any other date as specified in the notice.

(c) Result of Termination.

In the event of the termination of Consultant’s engagement, Consultant shall receive all required payments up to and including the date of termination, and will receive no further compensation under this Agreement.

5. Competition and Confidential Information.

(a) Interests to be Protected. The parties acknowledge that Consultant will perform essential services for Employer, its employees, and its owners during the term of Consultant’s engagement with Employer. Consultant will be exposed to, have access to, and work with, a considerable amount of Confidential Information (as defined below). The parties also expressly recognize and acknowledge that the personnel of Employer have been trained by, and are valuable to, Employer and that Employer will incur substantial recruiting and training expenses if Employer must hire new personnel or retrain existing personnel to fill vacancies. The parties expressly recognize that it could seriously impair the goodwill and diminish the value of Employer’s business should Consultant compete with Employer in any manner whatsoever. The parties acknowledge that these covenants have an extended duration; however, they agree that the covenants are reasonable and are necessary for the protection of Employer, its owners, and employees. For these and other reasons, and the fact that there are many other employment opportunities available to Consultant if his engagement is terminated, the parties are in full and complete agreement that the following restrictive covenants are fair and reasonable and are entered into freely, voluntarily, and knowingly. Furthermore, each party was given the opportunity to consult with independent legal counsel before entering into this Agreement.

(b) Non-Competition. During the term of Consultant’s engagement with Employer and for the period of twelve (12) months after the termination of Consultant’s engagement with Employer (the “Non-Competition Period”), Consultant (whether directly or indirectly, as owner, principal, agent, stockholder, director, officer, manager, employee, partner, member, participant, consultant, advisor, independent contractor, or in any other capacity) shall not engage or become financially interested in any Competitive Business within the Restricted Territory (defined below). As used herein, the term “Competitive Business” shall mean any individual, including on Consultant’s own behalf, business, partnership, corporation, limited liability company, association, or other entity that sells or provides or attempts to sell or provide products or services that are the same, substantially similar to, or in competition with the products or services sold or provided by, contemplated by, or identified as a potential area of business by Employer, and with which Consultant had personal knowledge, contacts, or business dealings during his engagement, as of the date of the termination of this Agreement. For further clarification, Competitive Business shall include, but not necessarily be limited to, the following entities known to Employer to be a Competitive Business: Safety-Kleen/Clean Harbors, Waste Management, Republic Services, Rubicon, River Road, Rock Tenn, Liberty Tire Recycling, Lakin Tire Recycling, Darling International, Griffin, Five Winds, Earth Shift and Pure Strategies. The term “Restricted Territory” shall mean any state or territory of the United States in which Employer’s Customers (defined below) are located, have operations in, or in which Employer has provided services or consummated sales to such Customers at any time during the Non- Competition Period. The term “engage in” shall include, but shall not be limited to, activities, whether direct or indirect, as proprietor, partner, stockholder, director, officer, principal, member, agent, employee, consultant, or lender; provided, however, that the ownership of not more than three (3) percent in the aggregate by Consultant of the stock of a publicly held corporation shall not be included in such term.

(c) Non-Solicitation of Employees. During the term of Consultant’s engagement, and for a period of twenty-four (24) months after the termination of Consultant’s engagement with Employer, regardless of the reason therefore, Consultant shall not directly or indirectly, for Consultant, or on behalf of, or in conjunction with, any other person, business, firm, company, partnership, limited liability company, corporation, or governmental entity, solicit for employment, seek to hire, or hire any person or persons who is employed by or was employed by Employer within twelve (12) months of the termination of Consultant’s engagement, and who had personal contact or business dealings with Consultant during the course of Consultant’s engagement, for the purpose of having any such employee engage in services that are the same as or similar or related to the services that such employee provided for Employer.

(d) Non-Solicitation of Customers. During the term of Consultant’s engagement and for a period of twenty-four (24) months after the termination of Consultant’s engagement with Employer, regardless of the reason therefore, Consultant shall not, either for Consultant or for any other person, business, company, partnership, limited liability company, corporation, or other entity, for any reason, either directly or indirectly, call on or attempt to call on, contact or attempt to contact, solicit or attempt to solicit, assist in the solicitation of or attempt to assist in the solicitation of, take away or attempt to take away, divert away or attempt to divert away, any Customer of Employer with whom Consultant had contact, personal knowledge about or worked with, including, but not limited to, any Customer who became or becomes a Customer of Employer through Consultant’s efforts or contacts, for the purpose of providing similar products or services as provided by Employer. For the purpose of this Section, “Customer” means Employer’s current principal customers, consisting of Walmart, Aramark, CNH, Sam’s Club, Mary Kay, US Airways, First Transforming Travel, AutoNation, Carmax, Jones Lange LaSalle, Garda, Greyhound, AT&T, AAFES, Old Dominion Freight Line, FedEx, Hendric Autogroup, Simon Malls, Pactiv, and International Paper as well as any other person, firm, company, corporation, partnership, limited liability company, business, educational institution, charitable organization, not-for-profit organization, governmental unit, or other entity that is or was an actual or prospective Customer of Employer during Consultant’s engagement with Employer.

(e) Non-Disclosure of Confidential Information. Consultant agrees that Employer’s products, services, and methods of doing business are unique, and that Employer has a legitimate business interest in protecting its Confidential Information (as defined below). Employer, therefore, is unwilling to enter into and perform this Agreement unless Consultant enters into the agreements contained in this Section and its subsections. To induce Employer to enter into this Agreement, Consultant agrees as follows: Consultant acknowledges that (i) Employer’s products and services are unique; (ii) Employer’s business is “relationship based”; (iii) through great effort and at incalculable expense, Employer has developed and maintained and can and will continue to develop and maintain invaluable business relationships (contractual and prospective) with Employer’s customers or clients, as well as service and product providers and vendors, and individuals who are employed by or represent the foregoing (collectively, “Business Relationships”); and (iv) in the course of Consultant’s engagement with Employer, Consultant became or will become aware of and familiar with proprietary, secret, and Confidential Information relating to Employer’s business. This “Confidential Information” includes, but is not limited to, methods, designs, and other information related to Employer’s products and services, proprietary software systems, information concerning internal business operations, including expansion and business development plans, financial results of operations and projections of financial performance, contractual and prospective Business Relationships, financial data and records, marketing plans, procedures, client lists, information, and requirements, vendor lists, information and requirements, compilations of information, programming strategies and techniques, methods of doing business, design systems, business strategy plans, and other documents and information that are used in the operation, technology, development, and other and business dealings of Employer. Consultant covenants and agrees that all of the foregoing information is required to be maintained in confidence for the continued success of Employer, all of which proprietary, secret, or confidential information constitutes “Trade Secrets” as that phrase is defined and applied under any applicable law. Consultant further covenants and agrees that Employer’s Trade Secrets will not be misappropriated by Consultant at any time, and will remain the sole and exclusive property of Employer at all times, including after termination of any consulting relationship between Consultant and Employer, and that Consultant will not, without the prior written consent of Employer, at any time during or after Consultant’s engagement with Employer, directly or indirectly, (v) misappropriate or otherwise make any use of such Trade Secrets or Confidential Information; or (w) release or otherwise divulge such Trade Secrets or any other proprietary, secret, or Confidential Information of Employer to any third party. Notwithstanding anything set forth in this Section, Consultant shall not be deemed to be in breach of this Section if Consultant: (x) discloses information pursuant to express written authorization of Employer; (y) discloses information already in the public domain, provided such information was not wrongfully disclosed into the public domain in the first instance; or (z) discloses information to any governmental authority or court, pursuant to a duty imposed by law (provided, however, that Consultant shall notify Employer of the disclosure at least five (5) business days prior to such disclosure).

(f) Return of Books, Records, Papers, and Equipment. At any time as requested by Employer, or upon the termination of Consultant’s engagement with Employer for any reason, Consultant shall deliver promptly to Employer all files, lists, books, records, manuals, memoranda, drawings, and specifications; all cost, pricing, and other financial data; all other written or printed materials and computers, cell phones, PDAs, and other equipment that are the property of Employer (and any copies of them); and all other materials that may contain Confidential Information relating to the business of Employer, which Consultant may then have in Consultant’s possession or control, whether prepared by Consultant or not.

(g) Assignment of Product.

(i) It is fully understood by Consultant that the results of all services performed by Consultant during the term of this Agreement belong solely to Employer. Consultant hereby assigns to Employer all right and title to any discovery, production, invention, improvement, modification, device, information, or process related in any way to Employer’s business (collectively, the “Product”), which Consultant may develop or discover during Consultant’s engagement with Employer. Consultant agrees and understands that this assignment is binding without relation to the location of the Product and includes any Product developed off of Employer’s premises, including, but not limited to, work done by Consultant on Consultant’s own time, at Consultant’s residence or elsewhere during the term of this Agreement. This assignment shall survive Consultant’s termination of engagement for six (6) months, and without limit if the Product relates to or uses Employer’s Confidential Information or Trade Secrets.

(ii) In connection with any of the Product referred to in Section 5(g)(i), Consultant will promptly disclose such Product to Employer and Consultant will, if deemed necessary by Employer and on Employer’s request, promptly execute a specific assignment of title to Employer and such other documents as may reasonably be requested by Employer for the purpose of vesting, confirming, or securing Employer title to the Product, and Consultant will do anything else reasonably necessary to enable Employer to secure a patent, copyright, or other form of protection thereof in the United States and in other countries even after the termination of Consultant’s engagement with Employer.

(iii) Consultant has identified on Schedule 1 of this Agreement all Product not assigned by this section, if any, in which Consultant has any right, title, or interest, and which were made, conceived, or written wholly or in part by Consultant prior to his engagement with Employer and which relate to the actual or anticipated business, research, or development of Employer. If Consultant does not have any to identify, Consultant has written or typed “none” on this line: NONE. Consultant represents that he is not a party to any agreements which would limit his ability to assign Product as provided for in this Agreement.

(h) Equitable Relief. In the event a violation of any of the restrictions contained in this Section occurs, Employer shall be entitled to preliminary and permanent injunctive relief (without being required to post bond), reasonable attorneys’ fees, and damages and an equitable accounting of all earnings, profits, and other benefits arising from such violation, which right shall be cumulative and in addition to any other rights or remedies to which Employer may be entitled. In the event of a violation of any provision of subsection (b), (c), or (d) of this Section, the period for which those provisions would remain in effect shall be extended for a period of time equal to that period beginning when such violation commenced and ending when the activities constituting such violation shall have been finally terminated in good faith.

(i) Restrictions Separable. If the scope of any provision of this Agreement (whether in this Section 5 or otherwise) is found by a Court to be too broad to permit enforcement to its full extent, then such provision shall be enforced to the maximum extent permitted by law. The parties agree that the scope of any provision of this Agreement may be modified by a judge in any proceeding to enforce this Agreement, so that such provision can be enforced to the maximum extent permitted by law. Each and every restriction set forth in this Section 5 is independent and severable from the others, and no such restriction shall be rendered unenforceable by virtue of the fact that, for any reason, any other or others of them may be unenforceable in whole or in part.

6. Miscellaneous.

(a) Notices. All notices, requests, demands, and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made, and received (i) if personally delivered, on the date of delivery, (ii) if by facsimile or e-mail transmission, upon receipt, (iii) if mailed, three (3) days after deposit in the United States mail, registered or certified, return receipt requested, postage prepaid, and addressed as provided below, or (iv) if by a courier delivery service providing overnight or “next-day” delivery, on the next business day after deposit with such service addressed as follows:

(1)	If to Employer:

c/o Infinity Resources Holdings Corp.

1375 North Scottsdale Road, Suite 140

Scottsdale, Arizona 85257

Attention: Chairman of the Board

Phone: (480) 729-6612

Facsimile: (480) 889-2660

E-mail: mas917@gmail.com

with a copy given in the manner

prescribed above, to:

Greenberg Traurig, LLP

2375 East Camelback Road, Suite 700

Phoenix, Arizona 85016

Attention: Robert S. Kant, Esq.

Phone: (602) 445-8302

Facsimile: (602) 445-8100

E-Mail: kantr@gtlaw.com

(2)	If to Consultant:

6175 Main Street, Suite 420

Frisco, Texas 75034

Phone: (972) 464-0004

Fax: (972) 464-0015

E-mail: jefff@questrmg.com

with a copy given in the manner

prescribed above, to:

Jordan, Houser & Flournoy, LLP

2591 North Dallas Parkway, Suite 408

Frisco, Texas 75034

Attention: Cynthia Hurley, Esq.

Phone: (972) 668-6810

Fax: (214) 618-9723

E-mail: churley@jhflegal.com

Either party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section 6 for the giving of notice.

(b) Indulgences; Waivers. Neither any failure nor any delay on the part of either party to exercise any right, remedy, power, or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power, or privilege preclude any other or further exercise of the same or of any other right, remedy, power, or privilege, nor shall any waiver of any right, remedy, power, or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power, or privilege with respect to any other occurrence. No waiver shall be binding unless executed in writing by the party making the waiver.

(c) Controlling Law. This Agreement and all questions relating to its validity, interpretation, performance and enforcement, shall be governed by and construed in accordance with the laws of the state of Texas, notwithstanding any Texas or other conflict-of- interest provisions to the contrary. Venue for any action arising out of this Agreement or the consulting relationship shall be brought only in courts of competent jurisdiction in Collin County, Texas.

(d) Notification of New Employer. In the event Consultant chooses to work or affiliate with any other entity while working part-time for Employer, Consultant is required to secure prior permission of Employer, and consents to the notification by Employer to Consultant’s other employer of Consultant’s rights and obligations under this Agreement. Upon termination of this Agreement for any reason, Consultant hereby consents to the notification by Employer to Consultant’s new employer of Consultant’s rights and obligations under this Agreement. In addition, in the event that Consultant plans to render services to a company that works in a similar field as Employer, Consultant agrees to provide Employer with as much notice as possible of Consultant’s intention to join that company or business but in no event will Consultant provide less than sixty (60) days’ notice of that intention; provided, however, the provision of such notice and Employer’s receipt thereof shall not constitute a waiver of any breach of any provision of this Agreement.

(e) Binding Nature of Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors, and assigns, except that no party may assign or transfer such party’s rights or obligations under this Agreement without the prior written consent of the other party.

(f) Execution in Counterpart. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of the parties reflected hereon as the signatories.

(g) Provisions Separable. The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

(h) Entire Agreement. Except as herein contained, this Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, inducements, and conditions, express or implied, oral or written, including any employment terms, conditions, or provisions under the Limited Liability Company Agreement of Employer, dated September 2008, and any modifications thereto, which shall no longer have any force or effect. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing.

(i) Paragraph Headings. The paragraph headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

(j) Gender. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine, or neuter, as the context requires.

(k) Number of Days. In computing the number of days for purposes of this Agreement, all days shall be counted, including Saturdays, Sundays, and holidays; provided, however, that if the final day of any time period falls on a Saturday, Sunday, or holiday, then the final day shall be deemed to be the next day that is not a Saturday, Sunday, or holiday.

7. Successors and Assigns.

This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the parties hereto; provided that because the obligations of Consultant hereunder involve the performance of personal services, such obligations shall not be delegated by Consultant. For purposes of this Agreement, successors and assigns shall include, but not be limited to, any individual, corporation, trust, partnership, or other entity that acquires a majority of the stock or assets of Employer by sale, merger, consolidation, liquidation, or other form of transfer. Employer will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of Employer to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Employer would be required to perform it if no such succession had taken place. Without limiting the foregoing, unless the context otherwise requires, the term “Employer” includes all subsidiaries of Employer.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INFINITY RESOURCES HOLDINGS CORP.

By:	/s/ Mitch Saltz
Mitch Saltz, Chairman of the Board

/s/ Jeff Forte
JEFF FORTE

Signature Page to Consulting Agreement